Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.,
c/o Global Commercial Real Estate
4 World Financial Center, 16th Floor
250 Vesey Street, New York, New York 10080

Re: Pooling and Servicing Agreement (the "Agreement") dated as of August 1, 2006 among Merrill Lynch Mortgage Investors, Inc., as depositor, Wachovia Bank, National Association, as Master Servicer No. 1, Prudential Asset Resources, Inc. as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as trustee, relating to Merrill Lynch Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C2.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President